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                                                                      EXHIBIT 12
                                                                      ----------



                       THE LIMITED, INC. AND SUBSIDIARIES

                       RATIO OF EARNINGS TO FIXED CHARGES

                        (Thousands except ratio amounts)



                                                 Twenty-six Weeks Ended
                                              -----------------------------
                                                 July 31,       August 1,
                                                   1999           1998
                                              -------------   -------------
Adjusted Earnings
-----------------

Pretax earnings                                    $157,911      $1,851,807

Portion of minimum rent ($355,113 in 1999
    and $366,398 in 1998) representative            118,371         122,133
    of interest

Interest on indebtedness                             36,949          32,155

Minority interest                                    21,011          20,541
                                              -------------   -------------

    Total earnings as adjusted                     $334,242      $2,026,636
                                              =============   =============


Fixed Charges
-------------

Portion of minimum rent representative
    of interest                                     118,371        $122,133

Interest on indebtedness                             36,949          32,155
                                              -------------   -------------

    Total fixed charges                            $155,320        $154,288
                                              =============   =============

Ratio of earnings to fixed charges                    2.15x          13.14x
                                              =============   =============